Exhibit 10.15

TOOTSIE ROLL INDUSTRIES, INC.

Management Incentive Plan

SECTION 1. PURPOSE: The purpose of the Tootsie Roll Industries, Inc. Management Incentive Plan is to advance the interests of Tootsie Roll Industries, Inc., a Virginia corporation (the “Company”) and its shareholders by providing performance-based incentives to certain employees of Tootsie Roll Industries, LLC, a wholly owned subsidiary of the Company, and its Affiliates (as hereinafter defined).

SECTION 2. EFFECTIVE DATE: This Plan will become effective as of January 1, 2023. The Plan shall remain in effect until terminated pursuant to Section 17 of the Plan.

SECTION 3. DEFINITIONS: As used in this Plan, unless the context otherwise requires, each of the following terms shall have the meaning set forth below.

a)	“Affiliate” shall mean any entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Company.

b)	“Award” shall mean, for any Performance Period, an award entitling a Participant to receive incentive compensation subject to the terms and conditions of the Plan.

c)	“Board of Directors” or “Board” shall mean the board of directors of the Company.

d)

“Change in Control” shall mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as defined in Section 409A of the Code, regulations and any guidance issued by the Department of the Treasury or the Internal Revenue Service.

e)	“CEO” shall mean the Chief Executive Officer of the Company.

f)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any references to a particular section of the Code shall be deemed to include any successor provision thereto.

g)

“Committee” shall mean the compensation committee of the Board or such other committee of the Board of Directors. For the avoidance of doubt, the Board may take any action under the Plan in lieu of the Board.

h)	“Company” shall have the meaning set forth in Section 1 of the Plan.

i)	“Eligible Employee” shall mean all officers and other key employees of the Company and its Affiliates.

j)	“Executive Officer” means, with respect to a Performance Period, an “Executive Officer” as determined under SEC Rule 3b-7.

k)

"Net Earnings" shall mean the Company’s earnings from continuing operations after taxes excluding (i) extraordinary items under generally accepted accounting principles (“GAAP”), (ii) restructuring and/or other nonrecurring charges; (iii) exchange rate effects, as applicable, for non-U.S. dollar denominated operating earnings; (iv) the effects of changes to GAAP required by the Financial Accounting Standards Board; (v) the effects to any statutory adjustments to corporate tax rates; and (vi) any other unusual, non-recurring gain or loss or other extraordinary item.

l)	“Participant” shall mean an Eligible Employee selected by the Committee to participate in the Plan for a Performance Period pursuant to Section 5.

m)	“Performance Period” shall mean the Company’s fiscal year or such other period (which may be longer or shorter than a fiscal year) as determined by the Committee.

n)	“Plan” shall mean the Tootsie Roll Industries, Inc. Management Incentive Plan, as amended and restated from time to time.

SECTION 4. ADMINISTRATION: Subject to the express provisions of this Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it, and to make all other determinations deemed necessary or advisable for the administration of the Plan including, but not limited to, determining eligibility for participation in the Plan and to determine the amount, if any, payable under the Plan for a Performance Period. In exercising its discretion, the Committee may use such objective or subjective factors as it determines to be appropriate in its sole discretion. The determinations of the Committee pursuant to its authority under the Plan shall be conclusive and binding, and the Committee or its designee shall be the ultimate sole and final arbiter of any disputes under the Plan, in its sole and absolute discretion. The Committee may delegate to one or more officers of the Company the authority, subject to the terms and conditions as the Committee shall determine, to grant and administer Awards to Participants who are not Executive Officers.

SECTION 5. ELIGIBILITY: The Committee shall designate which Eligible Employees will be Participants in the Plan for a particular Performance Period.

SECTION 6. AWARDS:

a)	The Committee may make Awards to Participants with respect to each Performance Period, subject to the terms and conditions set forth in the Plan.

b)	The Committee shall, in writing, select which Eligible Employees will be Participants for such Performance Period in its sole discretion.

c)

Any bonus payment provided for under the Plan is completely discretionary, and is not considered earned or accrued by a Participant until it is actually paid. The Committee shall use its discretion rather than predetermined targets to determine the amount of the bonus payable under the Plan for a performance period for each Participant based on its consideration and assessment of the following factors in its sole discretion:

-Net Earnings and earnings per share

-Increase in sales of core brands and total sales

-Net Earnings as a percentage of sales

-	Performance in accomplishing cost savings and operational improvements

-Performance in accomplishing and integrating successful acquisitions

-	The amount of other compensation awarded under the Company’s other plans
-	Other strategic or financial objectives that may be determined from time to time, as determined in the Committee’s sole discretion

SECTION 7. PAYMENT OF AWARDS:

a)

Payment under this Plan shall be made in a lump sum or installments in cash as determined by the Committee, no later than the 15th day of the third month following the end of the Performance Period, unless the payment is subject to a deferral under a deferred compensation plan that the Company may establish for such purpose.

b)

Payment under this Plan with respect to a specific Performance Period requires that the Participant be an active employee on the Company's or its Affiliate’s payroll on the first business day following the last day of the applicable Performance Period, subject to the Committee waiving this vesting requirement in the event of a Change in Control or the Participant's death, disability or retirement.

c)

Amounts, if any, payable under the Plan with respect to the Performance Period in which a Change in Control occurs, as determined in the Committee’s sole discretion, shall be paid within 60 days after such Change in Control.

d)

Notwithstanding the foregoing, the Committee may in its sole discretion retroactively adjust amounts paid to Participants when the payment was predicated upon achieving certain financial results that were subsequently the subject of a restatement, regardless of whether the restatement resulted from the participant’s misconduct. The Company shall be entitled to recover the amount that the Committee determines in good faith to have been inappropriately received by Participants from amounts payable to them by the Company under any compensatory program, plan, agreement or arrangement or directly from any such Participant.

SECTION 8. WITHHOLDING: The Committee may make such provisions and take such steps as it may deem necessary and appropriate for the withholding of any taxes that the Company is required by law or regulation of any governmental authority, whether federal, state, local, domestic, or foreign, to withhold in connection with an Award, including, but not limited to, withholding cash or Common Stock due or to become due with respect to an Award.

SECTION 9. NO RIGHT TO AWARDS: No employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniform treatment of employees under the Plan. The terms and conditions of Awards need not be the same with respect to different Participants.

SECTION 10. NO RIGHT TO EMPLOYMENT: The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or an Affiliate. The Company may at any time terminate an employee’s employment free from any liability or any claim under the Plan, unless otherwise provided in the Plan.

SECTION 11. SEVERABILITY: If any provision of the Plan or any Award is, becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or such Award shall remain in full force and effect.

SECTION 12. NO TRUST OR FUND CREATED: Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent any person acquires a right to receive payments from the Company or an Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

SECTION 13. HEADINGS: Headings are given to the Sections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provisions thereof.

SECTION 14. NONASSIGNABILITY: Unless otherwise determined by the Committee, no Participant or beneficiary may sell, assign, transfer, discount, or pledge as collateral for a loan, or otherwise anticipate any right to payment under the Plan other than by will or by the applicable laws of descent and distribution.

SECTION 15. FOREIGN JURISDICTIONS: The Committee may adopt, amend, or terminate arrangements, not inconsistent with the intent of the Plan, to make available tax or other benefits under the laws of any foreign jurisdiction to Participants subject to such laws or to conform with the laws and regulations of any such foreign jurisdiction.

SECTION 16. INDEMNIFICATION: In addition to such other rights of indemnification as members of the Board or the Committee or officers or employees of the Company or an Affiliate to whom authority to act for the Board or Committee is delegated may have, such individuals shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, incurred in connection with the defense of any action, suit, or proceeding, or in connection with any appeal thereof, to which any such individual may be a party by reason of any action taken or failure to act under or in connection with the Plan or any right granted hereunder and against all amounts paid by such individual in a settlement thereof that is approved by the Company’s legal counsel or paid in satisfaction of a judgment in any such action, suit, or proceeding, except in relation to matters as to which it shall be adjudged that such person is liable for gross negligence, bad faith, or intentional misconduct; provided, however, that any such individual shall give the Company an opportunity, at its own expense, to defend the same before such individual undertakes to defend such action, suit, or proceeding.

SECTION 17. TERMINATION AND AMENDMENT: Subject to the approval of the Board, where required, the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part.

SECTION 18. APPLICABLE LAW: This Plan shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to its principles of conflict of laws.